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                                                                    EXHIBIT 10.9

                                                                January 27, 2004

______________________
______________________
______________________

Dear ________________:

         As you know, human capital is critical to a financial services business, and the success of Piper Jaffray Companies (the "Company") is dependent upon our ability to retain highly skilled and motivated employees, like you, who embody our Guiding Principles. In order to better retain you, in connection with the Distribution (as defined in Exhibit A), we are providing you with this letter (the "Cash Award Letter"). The Cash Award Letter became effective on February 4, 2004, the date the Compensation Committee of the Board of Directors of the Company (the "Committee") approved the Cash Award Letter. Capitalized terms not otherwise defined in this Cash Award Letter are defined in Exhibit A to this Cash Award Letter.

         This Cash Award Letter provides you with a financial incentive to remain working for the Company after the Distribution Date (as defined in Exhibit A) in the form of a cash bonus in the amount set forth on Schedule A (the "Cash Award"), a portion of which shall be payable to you on March 31, 2004 (the "Initial Payment Date"), and the remainder of which shall be paid in installments, in the amounts set forth on Schedule A, on each of the first four anniversaries of the Initial Payment Date (the Initial Payment Date and each such anniversary, a "Payment Date"), subject to your continued employment with the Company (or one of its subsidiaries) through each applicable Payment Date.

         Notwithstanding the foregoing, in the event that your employment is terminated (1) by reason of your death or Disability or (2) by the Company without Cause during the 24-month period following a Change in Control, the Company will continue to pay to you (or your beneficiaries, as applicable) the Cash Award on each applicable Payment Date in accordance with the schedule set forth in the immediately preceding paragraph, notwithstanding the prior termination of your employment with the Company (or one of its subsidiaries). In addition, notwithstanding the foregoing, in the event that you are eligible for Retirement, the Company will pay to you the Cash Award on each applicable Payment Date in accordance with the schedule set forth in the immediately preceding paragraph, regardless of whether you remain employed with the Company (or one of its subsidiaries) on each applicable Payment Date. All payments of the Cash Award shall be made without interest or earnings credit thereon.

         You hereby acknowledge that (i) for purposes of any stock option or other equity based compensation award of U.S. Bancorp or its subsidiaries held by you as of immediately prior to the Distribution, the Distribution shall constitute a termination of your employment with U.S. Bancorp and its subsidiaries and affiliates and, (ii) with respect to any such options and awards that, pursuant to their terms, terminate within 90 days of a termination of your employment, you

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shall have no further rights whatsoever after the expiration of the 90 day period following the Distribution. In addition, you hereby waive any and all claims that you might have arising in connection with, resulting from or otherwise relating to any stock option or other equity based compensation award of U.S. Bancorp that is now held by you or that has been held by you at any time, including, without limitation, with respect to any expiration, forfeiture, exercise or failure to exercise such option or award, except that (A) with respect to outstanding options that would terminate within 90 days of a termination of your employment pursuant to their terms, this sentence shall not constitute a waiver of your right to exercise any such options within 90 days of the Distribution (subject to compliance with the other terms, and satisfaction of the other conditions, thereof) and (B) with respect to any options or other equity based compensation awards of U.S. Bancorp that continue to vest and remain exercisable beyond 90 days following a termination of your employment, this sentence shall not constitute a waiver of any right to continue to vest and exercise such options or other equity based compensation awards of U.S. Bancorp in accordance with their term (subject to compliance with the other terms, and satisfaction of the other conditions, thereof). U.S. Bancorp shall be an intended third party beneficiary to this Cash Award Letter.

         This Cash Award Letter shall be binding upon any successor of the Company, or its businesses (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise), in the same manner and to the same extent that we would be obligated under this Cash Award Letter if no succession had taken place.

         Nothing in this Cash Award Letter is intended to alter or in fact alters your status as an at will employee of the Company. Piper Jaffray reserves the right to terminate your employment without cause or notice. This Cash Award Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to its conflict of law rules. All payments and benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

         We look forward to a very promising future for Piper Jaffray as a stand-alone entity. In order to be eligible to receive the Cash Award, it is important that you sign this Cash Award Letter and return it to Pamela Clayton, Managing Director, Human Resources at 800 Nicollet Mall, J09S04, Minneapolis, Minnesota 55402-7020 no later than February 20, 2004.

                                             Very truly yours,

                                             /s/ Andrew S. Duff

                                             Andrew S. Duff

Acknowledged and Agreed:

______________________________________
__________________________

                                       2

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                                    EXHIBIT A

"Cause" shall mean (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, (ii) the willful engaging by you in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or (iii) your conviction of, or plea of nolo contendere to, a felony.

"Change in Control" shall mean a Change in Control within the meaning of Section 7(b) of the Company's 2003 Long-Term Incentive Plan that occurs after the Distribution Date.

"Disability" shall have the meaning set forth in an Individual Agreement. If you are not party to an Individual Agreement, "Disability" shall have the meaning set forth in the Company's long-term disability plan as in effect after the Distribution Date.

"Distribution" shall have the meaning set forth in the Separation and Distribution Agreement.

"Distribution Date" shall have the meaning set forth in the Separation and Distribution Agreement.

"Individual Agreement" means any individual employment agreement between the Company or any of its subsidiaries and you as in effect after the Distribution Date.

"Retirement" means the date that you attain age 50 and have accrued 10 years of service with the Company (including, for this purpose, any service with U.S. Bancorp).

"Separation and Distribution Agreement" means the Separation and Distribution Agreement by and between U.S. Bancorp and the Company dated as of December 23, 2003, included as Exhibit 2.1 to Amendment 5 of the Company's Registration Statement on Form 10 filed with the SEC.